Exhibit 99.1

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1750 ext. 604	Tel: (503) 454-1750 ext. 594
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

PIXELWORKS ANNOUNCES PROPOSED $125 MILLION CONVERTIBLE SUBORDINATED DEBENTURES OFFERING

Tualatin, Ore., May 11, 2004 – Pixelworks, Inc. (NASDAQ:PXLW) today announced that, subject to market and other conditions, it intends to offer $125 million of Convertible Subordinated Debentures due 2024. Pixelworks intends to use the net proceeds from this offering for general corporate purposes, including potential acquisitions.

The debentures will be the Company’s general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. The debentures will be convertible at the option of the holder under certain circumstances prior to maturity into shares of common stock of Pixelworks. The conversion price for the debentures is to be determined. The Company will have the right to call the debentures without penalty at any time after approximately seven years.  The holders of the debentures will have the right to put the debentures to the Company in approximately seven, ten and fifteen years. The Company expects to grant the initial purchasers in this offering the option to purchase up to an additional $25 million of convertible subordinated debentures.

The offer will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 and outside the United States pursuant to Regulation S of the Securities Act. The convertible subordinated debentures and the shares of common stock of Pixelworks issuable upon conversion of the debentures will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Note: This press release contains certain statements relating to Pixelworks, Inc.’s intention to offer convertible subordinated debentures, the intended use of the proceeds from such offering, and the anticipated terms of the debentures, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Pixelworks, Inc. will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Pixelworks, Inc.’s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

Pixelworks is a trademark of Pixelworks, Inc.  All other trademarks and registration marks are the property of their respective corporations.

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